Exhibit 14(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Comparison of the Funds — Financial Highlights — Low Duration Fund,” “Experts,” and in Exhibit I — Agreement and Plan of Reorganization under the captions “Representations and Warranties of MLIM Fund” and “Short-Term Global Conditions” and to the incorporation by reference of our report dated August 17, 2001 with respect to Merrill Lynch Low Duration Fund incorporated by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14 No. 333-82924) including the Joint Proxy Statement and Prospectus of Merrill Lynch Low Duration Fund and Merrill Lynch Short-Term Global Income Fund, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 26, 2002